UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

FARMLAND PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

FARMLAND PARTNERS INC.
SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2025
This Supplement provides certain information with respect to the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Farmland Partners Inc. (the “Company”) to be held on May 6, 2025. We encourage you to read this Supplement in conjunction with the Notice of 2025 Annual Meeting of Stockholders (the “Notice”) and the accompanying proxy statement (the “Proxy Statement”), each dated as of March 24, 2025, furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting. There is no change to the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting and all adjournments or postponements of the Annual Meeting, and as such only holders of record at the close of business on March 10, 2025 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. There is no change to the date of the Annual Meeting.
On March 24, 2025, we sent or made available to our stockholders the meeting materials for the Annual Meeting, including the Notice and the Proxy Statement. Proposal Four included in the Proxy Statement relates to the proposed fourth amendment and restatement of the Farmland Partners Inc. 2014 Equity Incentive Plan (the “Amended Plan”). This Supplement is being provided solely to clarify the voting standard for the approval of the Amended Plan. As explained on page 4 of the Proxy Statement, the affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting is necessary for the approval of the Amended Plan. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. The description of such voting standard on page 38 of the Proxy Statement is hereby updated accordingly.
THE BOARD CONTINUES TO RECOMMEND A VOTE “FOR” THE APPROVAL OF THE FOURTH AMENDMENT AND RESTATEMENT OF THE FARMLAND PARTNERS INC. 2014 EQUITY INCENTIVE PLAN.
While the Company determined to voluntarily supplement the Proxy Statement to clarify certain language regarding the Amended Plan, the filing of this Supplement shall not be deemed an admission by the Company of the legal necessity or materiality under applicable laws of any of the disclosures set forth in this Supplement.
Voting Matters
If you have already provided voting instructions or returned your proxy card, you do not need to take any further action unless you wish to change your vote.
None of the other proposals included in the Notice and Proxy Statement, or votes cast thereon, are affected by this Supplement. Information regarding how to vote your shares, or change your vote, is available in the Proxy Statement. The Notice, the Proxy Statement and this Supplement are available at http://www.proxyvote.com and may also be accessed through our website at www.farmlandpartners.com under the “SEC Filings” section.
This Supplement is being made available on or about April 9, 2025.